Exhibit 10.16

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into as of this 7 day of February, 2024 by and between Dror Ortho-Design Ltd., an Israeli company, having its principal place of business at3 Shatner Street, Givat Shaul, Jerusalem, Israel, 9546103 (“Company”), and Chaim Ravad, Israeli ID no., [  ], of [  ] (“Service Provider”).

WHEREAS, Service Provider represents that it has certain experience and expertise and has the requisite knowledge to render the Services (defined below), and wishes to provide Company with the Services as an independent contractor under the terms set forth below in this Agreement; and

WHEREAS, Company is interested in receiving the Services from the Service Provider under the terms set forth below in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants and understandings contained herein, the parties agree as follows:

1.	The Services

1.1	Beginning retroactively as of February 1, 2024 the (“Effective Date”), Service Provider shall provide Company with certain services as outlined in Schedule A attached hereto, as well as any other services which may be requested by the Company and agreed upon by Service Provider (“Services”).

1.2	Service Provider shall follow the detailed instructions that will be provided to it by the Company prior to the execution of the Services.

2.	Representations and Warranties. Service Provider represents and warrants to Company that, as of the Effective Date: (i) Service Provider is free to provide Company with the Services, upon the terms contained in this Agreement and there are no contracts and/or restrictive covenants preventing full performance of Service Provider’s duties and obligations under this Agreement; (ii) in the performance of the Services, Service Provider will fully comply with all applicable laws, regulations and ordinances; (iii) any and all work performed by Service Provider hereunder shall not infringe upon any copyright, patent, trademark, trade secret or other proprietary right of any third party; and (iv) Service Provider will perform its duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of Company.

3.	Non-Exclusivity. This Agreement is not, and will not be construed as, exclusive and shall not limit Company from engaging the services of any third party, which are equal or similar to the Services rendered hereunder by Service Provider.

4.	Fees and Payment

4.1	In consideration for Service Provider’s performance of the Services, the Service Provider shall be entitled to the fees specified in Schedule B (“Fee”), along with applicable V.A.T. (if at all), against a lawful tax invoice.

4.2	For the removal of doubt, it is clarified, that unless specifically stated herein or agreed otherwise in advance by the parties, other than the payment of the Fee, Service Provider shall not be entitled to any further compensation, royalties, fees or any reimbursement of expenses.

4.3	Service Provider shall bear any and all taxes in connection with any payments made to Service Provider pursuant to this Agreement. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Service Provider, Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by Service Provider, or in the absence of such certification, at the rate determined by said law or regulation.

5.	Status of Parties. It is hereby clarified that Service Provider is an independent contractor of the Company under this Agreement and nothing herein shall be construed to create an employer/employee relationship. Neither Service Provider nor anyone on its behalf is entitled to any of the benefits or rights to which employees of the Company are entitled, and Service Provider shall be solely responsible for all of its employees and its labor costs and expenses arising in connection therewith.

6.	Term and Termination

6.1	The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the terms of this Agreement, or otherwise shall terminate automatically at the point at which Service Provider has received fees in an aggregate amount of $55,000.

6.2	Either Party may terminate this Agreement at any time and for any reason or no reason whatsoever, immediately upon delivery of a thirty (30) days prior written notice to the other Party.

6.3	Provisions intended to survive the termination of this Agreement, including but not limited to Sections 5 (Status of Parties), 6.3 and 6.4 (Term and Termination), 7 (Proprietary Rights), 8 (Confidentiality) and 9 (General) herein, shall so survive.

6.4	Upon termination of this Agreement and/or as otherwise requested by Company, Service Provider shall discontinue all further Services and shall promptly return to the Company tangible property representing Intellectual Property Rights (as defined below) and/or any such tangible property divulged by the Company and all copies thereof and shall delete any such disclosed information held by it in electronic form, if any. Further, upon termination of this Agreement and/or as otherwise requested by Company, Service Provider shall promptly deliver to Company all Confidential Information and any and all copies thereof, in whatever form, that had been furnished to Service Provider, prepared thereby and/or came to its possession in any manner whatsoever, during and in the course of its performance of this Agreement, and shall not retain and/or make copies thereof in whatever form.

7.	Proprietary Rights

7.1	Company shall be the sole and exclusive owner of any and all materials provided to Service Provider in connection with the Services, including, without limitation, any and all, protocols, techniques, procedures, discoveries, inventions, methodologies, improvements, know-how and original works of authorship, and all materials, texts, drawings, specifications, reports, including without limitation data, and other recorded information, in preliminary or final form, that result from or are suggested by Service Provider in connection with the Services, or that are created, developed, conceived, reduced to practice, discovered, invented or made by Service Provider (whether solely or jointly with others) in connection with Service Provider’s performance of the Services and/or pertaining to the Company. To the extent permitted under applicable law, all the foregoing (“Proprietary Materials”), including any and all Intellectual Property Rights related therein will constitute “works made for hire” by Service Provider for Company, and the ownership of such Proprietary Materials will vest in Company at the time they are created. To the extent that the Proprietary Materials are not “works made for hire” under applicable copyright or other laws, Service Provider hereby assigns and transfers to Company all right, title and interest that Service Provider may now or hereafter have in the Proprietary Materials. Service Provider agrees to: (i) promptly disclose to Company the creation or existence of all Proprietary Materials; and (ii) take such action, during the Term and thereafter, as Company may request, to evidence, transfer, vest or confirm Company’s right, title and interest in and to the Proprietary Materials; provided that Company shall reimburse Service Provider for all its directly related out-of-pocket expenses evidenced in connection therewith.

For purposes hereof, “Intellectual Property Rights” shall mean all worldwide: (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuation, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

7.2	Service Provider shall not be entitled, and hereby waives now and/or in the future, any claim, to any right, compensation, royalty and/or reward in connection with said Proprietary Materials.

7.3	Without derogating from the generality of the above, the provisions of Section 7.1 will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”) to the extent that it be held, whether on a final basis or not, by any competent judicial authority, arbitrator, regulatory body or governmental body that the relationship between the Advisor and the Company is one of employer and employee. However, in no event will such Service Invention become Service Provider’s property and the provisions contained in Section 132(b) of the Patent Law will not apply unless the Company provides in writing otherwise. Service Provider will not be entitled to royalties or other payment with regard to any Service Inventions, whether in the context of Section 134 of the Patent Law or otherwise.

8.	Confidentiality

8.1	Service Provider agrees that all information disclosed to Service Provider by Company or which is learnt by Service Provider by virtue of providing the Services, whether in oral form, visual form or in writing, including but not limited to, all protocols, specifications, formulas, prototypes and any and all records, data, ideas, methods, techniques, processes and projections, plans, marketing information, business plans, projects, pricing, customers and customer information, materials, financial statements, memoranda, analyses, notes, legal documents, and other data and information (in whatever form), as well as test results, processes, know-how, improvements, inventions, techniques, patents (whether pending or duly registered) and any know-how related thereto, relating to Company, the Proprietary Materials, third party confidential information, and the terms and conditions of this Agreement, will be considered and referred to collectively as “Confidential Information”.

8.2	Service Provider agrees that neither Service Provider nor anyone on its behalf shall use Confidential Information for its own, or any third party’s benefit. Service Provider further agrees to accept and use Confidential Information solely for the purpose of providing the Services for the benefit of Company. Service Provider shall keep in confidence and trust all Confidential Information and shall not, directly or indirectly, disclose, publish or disseminate Confidential Information to any third party.

8.3	Without derogating from the generality of the foregoing, Service Provider agrees as follows:

8.3.1	Not to copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Confidential Information, or any part thereof, unless as required for the provision of the Services.

8.3.2	To exercise the highest degree of care in safeguarding any Confidential Information that may be furnished to Service Provider against loss, theft or other inadvertent disclosure and/or dissemination and to take all steps necessary to prevent any unauthorized use, disclosure, publication or dissemination of Confidential Information.

8.3.3	That all Confidential Information, and any derivatives thereof, is and shall remain the property of Company, and no license or other rights to Confidential Information is granted or implied hereby to have been granted to Service Provider, now or in the future.

9.	General

9.1	Service Provider shall not assign any of its rights and obligations hereunder without the prior written consent of Company, and any attempt to assign without such consent shall be null and void. Company may assign this Agreement at its sole discretion.

9.2	Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

9.3	This Agreement is governed and interpreted in accordance with the laws of the State of Israel, without regard to conflict of law principles. Any action arising out of or in any way connected with this Agreement shall be brought exclusively to the applicable courts of Tel-Aviv, except for the right of the Company to apply to any court of a competent jurisdiction, no matter where such court is located, for a temporary restraining order, preliminary injunction or other equitable relief, including without limitation to prevent irreparable harm, with respect to the disclosure or the use of the Confidential Information.

9.4	In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and all other provisions of the Agreement shall continue in full force and effect.

9.5	This Agreement contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and as such supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

9.6	Unless otherwise stated herein, each notice and/or demand given by one party to the other pursuant to this Agreement shall be given in writing and shall be sent by registered mail or delivered by hand to the other party at the addresses set forth above and such notice and/or demand shall be deemed given at the expiration of 5 business days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

9.7	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Dror Ortho-Design Ltd.		Chaim Ravad

By:	/s/ Eliyahu Haddad	/s/ Chaim Ravad

Title:	Chief Executive Officer

Schedule A – Services

●	Board Member services.

Schedule B – Fees and Payment Terms

Service Provider shall receive $US 5,000 per each full month of services provided (up to $US 55,000).